    As filed with the Securities and Exchange Commission on October 3, 2001

                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             CHARMING SHOPPES, INC.
             (Exact name of registrant as specified in its charter)

       Pennsylvania                                     23-1721355
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                 450 Winks Lane
                          Bensalem, Pennsylvania 19020
                (Address of principal executive offices) (Zip Code)

                             CHARMING SHOPPES, INC.
            AMENDED AND RESTATED 2000 ASSOCIATES' STOCK INCENTIVE PLAN
                            (Full title of the plan)

                              COLIN D. STERN, ESQ.
                             Charming Shoppes, Inc.
                                 450 Winks Lane
                          Bensalem, Pennsylvania 19020
                     (Name and address of agent for service)

                                 (215) 245-9100
          (Telephone number, including area code, of agent for service)


                                   CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Title of securities  Amount to be        Proposed maximum    Proposed maximum     Amount of
to be registered(1)  registered(1)       offering price      aggregate offering   registration
                                         per share (2)       price(2)             fee(3)
--------------------------------------------------------------------------------------------------

Common Stock         3,000,000 shares    $ 4.83              $ 14,490,000         $3,622.50
$.10 par value


(1) Includes Stock Purchase Rights attached to Common Stock, as provided under the Rights Agreement, dated as of April 26, 1999, between Charming Shoppes, Inc. and American Stock Transfer & Trust Company, as Rights Agent. Pursuant to Rule 416(a), the number of shares being registered (and attached rights) shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provision of the plan listed above.

(2) Determined solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h)(1) based on the average of the high and low prices of the Registrant's common stock reported in the Nadsaq National Market on October 1, 2001.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: $250 per $1 million of proposed maximum aggregate offering price.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Omitted as permitted by Form S-8 and Rule 428.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Charming Shoppes, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

1.    Annual Report on Form 10-K, for the Fiscal Year Ended February 3, 2001;

2.    Quarterly Report on Form 10-Q, for the Quarter Ended May 5, 2001;

3.    Quarterly Report on Form 10-Q, for the Quarter Ended August 4, 2001;

4.    Current Report on Form 8-K filed May 11, 2001;

5.    Current Report on Form 8-K filed August 31, 2001; and

6. The description of the Company's Common Stock contained in the Registration Statement on Form S-3 filed by the Company with the Commission on July 1, 1996 (File No. 333-4137), the description of the Stock Purchase Rights attached to Common Stock contained in the Company's Amended Form 8A/12B filed with the Commission on April 28, 1999 (File No. 000-07258), and any description of the Common Stock, and rights relating thereto, contained in any other of the Registrant's registration statements relating to the Common Stock or such rights filed with the Commission under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

               All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement, from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into the Registration Statement.

               Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

               The consolidated financial statements of the Registrant included in the Registrant's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.


ITEM 4.  DESCRIPTION OF SECURITIES.

               The class of securities to be offered under this Registration Statement is registered under Section 12(g) of the Exchange Act.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               The legality of the shares of Common Stock offered hereby has been passed upon for the Registrant by Colin D. Stern, Esq., Executive Vice President, General Counsel and Secretary of the Registrant. As of September 17, 2001, Mr. Stern owned 18,054 shares of the Company's Common Stock and options to purchase 750,000 additional shares.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

               Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the duties of his or her office under Chapter 17, Subchapter B of the PBCL ("Subchapter B"), and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of responsibility under a criminal statute or of liability for the payment of taxes pursuant to any federal, state, or local law.

               Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

               Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter B.

               Section 7.01 of the Bylaws provides that the Company will identify any person who is a party to or is threatened to be made a party to any threatened, pending, or completed proceeding (including a proceeding by or in the right of the Registrant) by reason of the fact that such person is or was a director, officer, or employee of the Registrant or, at the request of the Registrant was serving as a director, officer, partner, fiduciary, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by law, including expenses (including attorneys' fees), damages, punitive damages, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such person unless such act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.
Section 7.02 of the Bylaws provides for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is ultimately determined that the indemnified party is not entitled to indemnification.

               Section 7.04 of the Bylaws authorizes the Registrant to use any mechanism or arrangement, as determined by the Board of Directors, to further effect, satisfy, or secure its indemnification obligations, including purchasing and maintaining insurance, obtaining a letter of credit, creating a reserve, trust, escrow, or other fund or account, entering into indemnification agreements, or granting security interests.

               Section 7.05 of the Bylaws provides that the rights of indemnification under the Bylaws will be deemed a contract between the Company and each person entitled to indemnification. Section 7.06 of the Bylaws states that the indemnification authorized by the Bylaws will not be exclusive of any other rights to which persons seeking indemnification or advancement of expenses may be entitled.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.  EXHIBITS.

               The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.  Description
-----------  -----------
5            Opinion of Colin D. Stern, Esq. as to the legality of the shares being registered.

23.1         Consent of Ernst & Young LLP, independent auditors.

23.2         Consent of Colin D. Stern, Esq. (included in Exhibit 5).

24 Power of Attorney (set forth on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bensalem, Commonwealth of Pennsylvania, this 19'th day of September, 2001.

                                         CHARMING SHOPPES, INC.


                                         By: /s/ Dorrit J. Bern
                                            ----------------------------------
                                            Dorrit J. Bern
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Charming Shoppes, Inc. hereby constitutes and appoints Dorrit J. Bern and Colin D. Stern, and each of them, his or her true and lawful attorney-in-fact and agent, for and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act of 1933, including post-effective amendments and other related documents, and to file the same with the Securities and Exchange Commission under said Act, hereby granting power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature                        Capacity                          Date
---------                        --------                          ----
/s/Dorrit J. Bern
-----------------------------    Chairman of the Board, President  September 19, 2001
Dorrit J. Bern                   and Chief Executive Officer

/s/Joseph L. Castle II
---------------------------      Director                          September 18, 2001
Joseph L. Castle II

/s/Pamela S. Lewis
---------------------------      Director                          September 19, 2001
Pamela S. Lewis

/s/Katherine Hudson
---------------------------      Director                          September 19, 2001
Katherine Hudson

/s/Marjorie Margolies-Mezvinsky
-------------------------------  Director                          September 18, 2001
Marjorie Margolies-Mezvinsky

/s/Kenneth S. Olshan
---------------------------      Director                          September 19, 2001
Kenneth S. Olshan

/s/Alan Rosskamm
---------------------------      Director                          September 19, 2001
Alan Rosskamm

/s/Marvin L. Slomowitz
---------------------------      Director                          September 19, 2001
Marvin L. Slomowitz


---------------------------      Director
Charles T. Hopkins

/s/Katherine M. Hudson
---------------------------      Director                          September 19, 2001
Katherine M. Hudson

/s/Eric M. Specter
---------------------------      Executive Vice President and      September 19, 2001
Eric M. Specter                  Chief Financial Officer

/s/John J. Sullivan
---------------------------      Vice President and Corporate      September 19, 2001
John J. Sullivan                 Controller (Chief Accounting
                                 Officer)

                                  EXHIBIT INDEX


Exhibit
Number       Description
-------      -----------
  5          Opinion of Colin D. Stern, Esq. as to the legality of the shares being registered.
  23.1       Consent of Ernst & Young LLP, independent auditors.
  23.2       Consent of Colin D. Stern, Esq. (included in Exhibit 5).
  24         Power of Attorney (set forth on the signature page of this
             Registration Statement).
